Exhibit 10.7

GFI USA, Inc. 15300 Weston Parkway, Suite 104 Cary, NC 27513-3402 Tel: 888.243.4329 Fax: 919.379.3402 www.gfi.com

Federal ID # 16-1519756

20th October 2008

Mr. Walter Scott

43 Arlington Street,

Winchester, MA 01890 USA

Dear Walter,

We are pleased to offer you a position with GFI Software.  This letter summarizes the terms and conditions of the offer.

GFI agrees to employ you in the position of Chief Executive Officer, beginning on 27th October 2008 with a probationary period of 90 days.  Working hours will be from 8am - 5pm (Monday to Friday).

Your annual base salary will be $200,000 paid in bi-weekly installments of $7692.31 with the potential of an additional annual bonus, paid quarterly, based on performance deliverables provided by the Board of Directors.  Quarterly bonuses will be paid as earned at the end of the respective period.  Your position is exempt, which means you are not subject to the minimum wage and overtime provisions of the Federal Fair Labor Standards Act (FLSA).

Your total compensation also includes the following benefits through our Cary, NC office:  major medical, dental, vision, 401K, short and long term disability, term life and 21 days annual paid time off. As an employee of GFI, full compliance is expected for all company policies outlined in our Employee Handbook including but not limited to harassment and drug/alcohol abuse.  GFI reserves the right to change or eliminate any or all benefits at any time.  This letter does not constitute a contract of employment for any specific period of time.  Employment with GFI is voluntarily entered into and you are free to resign at any time with or without cause.  Similarly, GFI may terminate the employment relationship at will at any time, with or without notice or cause, so long as there is no violation of applicable federal or state law.  Any change to this employer/employee relationship can only be made in writing by the Chief Executive Officer.  This letter supersedes any other agreements or promises made to you by anyone, whether oral or written.

If this letter accurately reflects your understanding of this employment relationship, please sign below to indicate your acceptance, and return it to Sarah Justice as soon as possible.  If you would like to fax this letter back, please fax it to 919-379-3411.

We look forward to having you join the GFI team!

Sincerely,

/s/ Sarah Justice

Sarah Justice
Human Resources Manager

Acceptance Signature	/s/ Walter Scott	Date	10/20/08